Exhibit 4(e)

AMENDMENT NO. FOUR
TO THE
ATMOS ENERGY CORPORATION
RETIREMENT SAVINGS PLAN AND TRUST
AMENDED AND RESTATED
EFFECTIVE AS OF JANUARY 1, 2005

WHEREAS, ATMOS ENERGY CORPORATION (the “Company”) has heretofore amended and restated the Atmos Energy Corporation Retirement Savings Plan and Trust Amended and Restated Effective as of January 1, 2005 (the “Plan”); and

WHEREAS, pursuant to the provisions of Section 10.01 of the Plan, the Company desires to amend the Plan to describe partial distribution options available under the Plan.

NOW, THEREFORE, Atmos Energy Corporation does hereby amend the Plan, effective as of January 1, 2009, except as otherwise provided, as follows:

1. Subsection 6.04(d) is amended by striking said Subsection and substituting in lieu thereof the following:

(d) Form of Distribution.  Distributions hereunder to Participants, Former Participants or Beneficiaries may be in the form of Company Stock or cash, as determined by the Committee; provided, however, that any such distributee shall have the right to demand that distribution of the ESOP portion of a Participant’s account balances (as provided for in Section 7.02(a) hereof) be made to him in the form of Company Stock and shall have been given written notification of such right by the Committee prior to the date of any cash distribution to him; provided, further, that fractional shares shall, in all events, be paid in cash. In the event that the Articles of Incorporation or bylaws of the Company are amended to restrict the ownership of substantially all outstanding shares of Company Stock to Employees and/or to the Trust Fund, then distributions hereunder to Participants, Former Participants and Beneficiaries shall, in all events, be in the form of cash. Subject to the provisions of Section 6.04(g) below, a Participant’s benefits shall be distributed in a single lump sum or, effective January 1, 2009, any Participant, Former Participant or Beneficiary who does not have a Plan loan (pursuant to Section 7.06 hereof) outstanding may elect at any time and from time to time to take one or more partial distributions of his or her Plan benefit, in accordance with uniform and nondiscriminatory procedures established by the Committee. Any such partial distributions shall be subject to the minimum distribution rules set forth in Section 6.04(h) hereof.

Unless the Participant elects otherwise, the ESOP portion of a Participant’s accounts which consists of Company Stock acquired after 1986 shall be distributed in a form providing no more than substantially equal periodic payments (not less frequently than annually) over a period not longer than the greater of (i) five (5) years, or (ii) in the case of a Participant whose accounts consisting of Company Stock acquired after 1986 exceed $500,000 (as automatically increased in accordance with the applicable treasury regulations to reflect cost-of-living adjustments), five (5) years, plus an additional one (1) year (up to an additional five (5) years) for each $100,000 (as automatically increased in accordance with treasury regulations to reflect cost-of-living adjustments) or fraction thereof by which the balance exceeds $500,000 (as automatically increased in accordance with the applicable treasury regulations to reflect cost-of-living adjustments). For purposes of this Section 6.04, the ESOP portion of a Participant’s accounts shall not include Company Stock acquired with the proceeds of an Exempt Loan until the last day of the Plan Year in which such Exempt Loan is repaid in full.

2. Subsection 6.04(g)(2) is amended by striking said Subsection and substituting in lieu thereof the following:

(2) Notwithstanding the preceding provisions of this Section 6.04, MVG Participants with account balances transferred from the MVG Non-Union Plan pursuant to Section 3.08 may elect, in addition to the lump sum and partial distribution options, to receive distribution of their benefits by payment of the amount in single sums, on the dates and in the amounts selected by the Participant (subject to a minimum for any single distribution of one hundred dollars ($100.00). This provision shall not be construed to allow automatic installment distributions.

IN WITNESS WHEREOF, the Company has caused this AMENDMENT NO. THREE TO THE ATMOS ENERGY CORPORATION RETIREMENT SAVINGS PLAN AND TRUST AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2005 to be executed in its name on its behalf this 13th day of November, 2008, effective as of the dates set forth herein.

ATMOS ENERGY CORPORATION

By:	/s/ ROBERT W. BEST
Chairman and Chief Executive Officer

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